Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Fred Pilon

StockerYale, Inc.

603-893-8778

fpilon@stockeryale.com

StockerYale, Inc. Announces Realignment to Focus Resources and

Improve Performance

SALEM, NH – January 10, 2006 – StockerYale, Inc. (NASDAQ: STKR) today announced a realignment of operations into three core growth businesses: lasers, LEDs and specialty optical fiber. The realignment is intended to: (1) accelerate growth of the Company’s highest gross margin businesses by better leveraging the Company’s technology and products; (2) reduce the Company’s overall cost structure; (3) improve customer focus and responsiveness of the Company; and (4) accelerate new product development through more focused R & D efforts. The Company will either sell to management or exit certain mature components of its product lines, specifically fiber optic illumination, galvanometers, and its Singapore subsidiary. The Company expects to incur charges, primarily non-cash, of up to $2.0 million in the fourth quarter 2005, based on management’s decision to exit those areas. Headcount will be reduced by approximately 14%, although core businesses will likely experience selective increases during 2006 to facilitate growth in those areas.

In December 2005, the Company completed the sale/leaseback of its Montreal and Salem, New Hampshire manufacturing facilities ($7.8 million net), prepaid all of its convertible and bank term debt ($7.2 million) and completed a $4 million long term debt financing, leaving the Company with approximately $4.8 million in cash, including lease deposits, at year end. “These actions have strengthened our balance sheet and reduced our leverage and interest expense,” said Marianne Molleur, Chief Financial Officer. “We will seek further reductions in our debt to provide the Company with improved financial flexibility. We recognize that we must continue to explore all opportunities to improve the financial performance of the Company,” she added.

Sales in the fourth quarter 2005, including the Company’s mature product lines, were in the range of $4.8 to $5.0 million, which represents a 14% to 19% increase over the fourth quarter in 2004. The growth in revenues was led by a 21% increase in laser sales and a 170% increase in specialty optical fiber revenues. Mature product lines accounted for approximately 17% of revenues in the fourth quarter, but they contributed a significantly smaller percentage of gross margin.

“We intend to focus operational resources on our three core growth businesses, cut costs, and provide a stronger platform for future growth initiatives,” said Mark Blodgett, StockerYale’s Chairman and CEO. “The Company expects to build customer and shareholder value by more effectively allocating people and resources to our fastest growing product lines where we have a clear, differentiated value proposition. This strategy will allow the Company to better respond to market opportunities for our products, and, most importantly, to improve our progress towards achieving profitability,” Blodgett added.

About StockerYale

StockerYale, Inc. delivers award-winning illumination products and optical solutions to customers worldwide. The Company’s unique technological expertise in lasers, LED and other illumination products provides OEMs with customized solutions to improve quality and cost in the automotive, semiconductors, and wood processing industries. Specialty Optical Fiber is the Company’s fastest growing product line as a result of the Company’s expanded fiber offerings and increased demand in the fiber optic gyroscope and sensor markets. With considerable investments in research, state-of-the-art facilities and recent focus on improving costs, the Company is a major competitor in the markets it serves. StockerYale serves a widely varied, international customer base and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S., Canada and, Europe.

For more information about StockerYale and its innovative products, visit the Company’s web site at www.stockeryale.com or contact StockerYale, Inc., 32 Hampshire Road, Salem, NH, 03079. Call 800-843-8011; Fax 603-893-5604; Email: info@stockeryale.com

Notice to Investors:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that do not give full weight to all the potential risks confronting StockerYale, and which are dependent upon a number of factors outside of StockerYale’s control. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors which are in some cases, beyond the control of StockerYale, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. You should also refer to the discussion under “Factors That May Affect Future Results” in StockerYale’s Quarterly Report on Form 10-QSB for additional matters to be considered in this regard. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

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